Exhibit 99.1

FOR IMMEDIATE RELEASE:
Tuesday, April 13, 2004

COMMERCE BANCSHARES, INC. REPORTS FIRST QUARTER
NET EARNINGS GROWTH OF 9%

     Commerce Bancshares, Inc. announced earnings of $.75 per share for the three months ended March 31, 2004, an increase of 14% compared to $.66 per share in the first quarter of 2003. Net income for the first quarter amounted to $51.3 million compared with $47.2 million in the same period last year, an increase of 9%. The return on average assets for the three months ended March 31, 2004 was 1.45%, the return on equity was 14.1%, and the efficiency ratio was 59.2%.

     In making this announcement, David W. Kemper, Chairman and CEO, said, “Growth in net income was driven largely by an increase in non-interest income coupled with continued good expense control. Trust, deposit and bank card fees all grew in excess of 10% when compared with the previous year. The investment securities portfolio was re-positioned this quarter, resulting in gains on sales of securities of $8.2 million compared to $2.3 million in the first quarter of 2003. Net interest income declined as earning assets re-priced lower due to a low interest rate environment. However, we did experience a moderate increase in loans outstanding since the fourth quarter of 2003.”

     Mr. Kemper added, “Asset quality remains good with our allowance for loan losses at 1.63% of total outstanding loans and 400% of non-performing loans. Net loan charge-offs for the three months ended March 31, 2004 increased to ..61% of total average loans, compared to .46% for the same period last year. The increase in net loan charge-offs was the result of a single business loan, which was materially charged down during the quarter.”

     Total assets at March 31, 2004 were $14.5 billion, total loans were $8.1 billion, and total deposits were $10.3 billion. At March 31, 2004, the allowance for loan losses amounted to $133.1 million and non-performing loans totaled $33.3 million or .41% of total loans. During the quarter, the Company increased its cash dividend to shareholders by 7%, making this the 36th consecutive year of per share dividend increases. Also during the quarter, the Company’s Board of Directors authorized a three million share stock buyback plan.

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.

(more)

     Posted to the Company’s web site is management’s discussion of first quarter results. To see this information please visit our web site at www.commercebank.com.

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For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 13686, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	12/31/03	3/31/04	3/31/03
Non-Accrual Loans	$32,523	$33,292	$32,026
Foreclosed Real Estate	$1,162	$2,593	$1,748
Total Non-Performing Assets	$33,685	$35,885	$33,774
Non-Performing Assets to Loans	.41%	.44%	.42%
Non-Performing Assets to Total Assets	.24%	.25%	.25%
Loans 90 Days & Over Past Due — Still Accruing	$20,901	$14,772	$21,075

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

(Unaudited)	For the Three Months Ended
	December 31	March 31	March 31
	2003	2004	2003
Financial Summary (In thousands, except per share data)
Net interest income	$127,507	$122,984	$124,210
Taxable equivalent net interest income	128,149	123,572	124,854
Non-interest income	76,420	85,969	74,606
Provision for loan losses	11,002	10,250	10,020
Non-interest expense	116,765	118,912	120,734
Net income	53,861	51,324	47,228
Cash dividends	14,613	15,501	10,992
Net total loan charge-offs	8,482	12,379	8,976
Net business charge-offs (recoveries)	(1,111)	5,502	1,850
Net credit card charge-offs	5,389	4,934	4,709
Net personal banking charge-offs	2,468	1,972	2,391
Net real estate charge-offs (recoveries)	730	102	(392)
Net overdraft charge-offs (recoveries)	1,006	(131)	418
Per share:
Net income — basic	$0.79	$0.76	$0.67
Net income — diluted	$0.78	$0.75	$0.66
Cash dividends	$0.214	$0.230	$0.157
Diluted wtd. average shares o/s	69,385	68,778	70,952

RATIOS
Average loans to deposits	79.38%	79.87%	80.52%
Return on total average assets	1.54%	1.45%	1.46%
Return on total average stockholders’ equity	14.77%	14.09%	13.30%
Efficiency ratio*	56.82%	59.24%	61.20%

AT PERIOD END
Book value per share based on total stockholders’ equity	$21.37	$22.04	$20.49
Market value per share	$49.02	$47.71	$34.81
Allowance for loan losses as a percentage of loans	1.66%	1.63%	1.65%
Tier I leverage ratio	9.71%	9.53%	9.99%
Common shares outstanding	67,891,458	67,317,054	69,718,011
Shareholders of record	4,920	4,906	5,081
Number of bank/ATM locations	328	327	333
Number of bank charters	4	4	4
Full-time equivalent employees	4,967	4,847	5,013

OTHER YTD INFORMATION	March 31	March 31
	2004	2003
High market value per share	$50.00	$39.22
Low market value per share	$44.75	$33.52

* The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended
(In thousands, except per share data)	December 31	March 31	March 31
	2003	2004	2003
INTEREST INCOME
Interest and fees on loans	$105,737	$104,009	$110,972
Interest on investment securities	47,646	44,592	44,464
Interest on federal funds sold and securities purchased under agreements to resell	266	186	148

Total interest income	153,649	148,787	155,584

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	6,263	6,172	8,081
Time open and C.D.’s of less than $100,000	10,525	9,899	13,857
Time open and C.D.’s of $100,000 and over	3,064	3,265	3,951
Interest on other borrowings	6,290	6,467	5,485

Total interest expense	26,142	25,803	31,374

Net interest income	127,507	122,984	124,210
Provision for loan losses	11,002	10,250	10,020

Net interest income after provision for loan losses	116,505	112,734	114,190

NON-INTEREST INCOME
Trust fees	15,877	16,164	14,524
Deposit account charges and other fees	29,126	26,814	22,576
Bank card transaction fees	16,192	16,308	14,466
Trading account profits and commissions	3,127	3,826	4,394
Consumer brokerage services	2,284	2,354	2,193
Mortgage banking revenue	449	488	1,031
Net gains (losses) on securities transactions	(777)	8,951	2,272
Other	10,142	11,064	13,150

Total non-interest income	76,420	85,969	74,606

NON-INTEREST EXPENSE
Salaries and employee benefits	64,964	68,016	68,593
Net occupancy	9,508	10,166	10,338
Equipment	6,168	5,858	5,878
Supplies and communication	7,995	7,944	8,538
Data processing and software	10,499	10,630	9,876
Marketing	3,398	3,704	3,106
Other intangible assets amortization	442	436	450
Other	13,791	12,158	13,955

Total non-interest expense	116,765	118,912	120,734

Income before income taxes	76,160	79,791	68,062
Less income taxes	22,299	28,467	20,834

NET INCOME	$53,861	$51,324	$47,228

Net income per share — basic	$0.79	$0.76	$0.67

Net income per share — diluted	$0.78	$0.75	$0.66

Cash dividends per common share	$0.214	$0.230	$0.157

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31	March 31	March 31
(In thousands)	2003	2004	2003
ASSETS
Loans, net of unearned income	$8,142,679	$8,149,141	$7,988,171
Allowance for loan losses	(135,221)	(133,092)	(132,162)

Net loans	8,007,458	8,016,049	7,856,009

Investment securities:
Available for sale	4,956,668	5,307,223	4,120,986
Trading	9,356	29,027	44,639
Non-marketable	73,170	76,657	70,605

Total investment securities	5,039,194	5,412,907	4,236,230

Federal funds sold and securities purchased under agreements to resell	108,120	71,645	47,505
Cash and due from banks	567,123	409,924	759,615
Land, buildings and equipment — net	336,366	335,084	334,685
Goodwill	48,522	48,522	48,522
Other intangible assets — net	2,184	1,747	3,517
Other assets	178,197	189,339	156,319

Total assets	$14,287,164	$14,485,217	$13,442,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,716,214	$1,697,680	$1,601,303
Savings, interest checking and money market	6,080,543	6,039,062	5,977,141
Time open and C.D.’s of less than $100,000	1,730,237	1,701,258	1,899,008
Time open and C.D.’s of $100,000 and over	679,214	814,635	801,199

Total deposits	10,206,208	10,252,635	10,278,651
Federal funds purchased and securities sold under agreements to repurchase	2,106,044	2,068,165	1,218,646
Other borrowings	403,853	499,465	362,194
Other liabilities	120,105	181,156	154,599

Total liabilities	12,836,210	13,001,421	12,014,090

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	343,183	343,183	336,940
Capital surplus	359,300	356,732	295,245
Retained earnings	707,136	742,959	743,669
Treasury stock	(29,573)	(59,198)	(35,528)
Other	(1,963)	(3,118)	(2,363)
Accumulated other comprehensive income	72,871	103,238	90,349

Total stockholders’ equity	1,450,954	1,483,796	1,428,312

Total liabilities and stockholders’ equity	$14,287,164	$14,485,217	$13,442,402

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	December 31	March 31	March 31
	2003	2004	2003
Loans:
Business	$1,996,813	$2,045,287	$2,261,093
Real estate — construction	410,272	426,182	403,090
Real estate — business	1,870,190	1,881,209	1,771,035
Real estate — personal	1,335,977	1,331,014	1,275,086
Personal banking	1,853,015	1,891,071	1,722,157
Credit card	538,310	551,957	518,026
Overdrafts	10,755	17,477	12,716

Total loans	8,015,332	8,144,197	7,963,203

Investment securities (excluding unrealized gains and losses):
Available for sale	4,693,803	4,857,126	3,987,121
Trading	9,368	8,433	28,714
Non-marketable	77,549	74,651	70,201

Total investment securities	4,780,720	4,940,210	4,086,036

Federal funds sold and securities purchased under agreements to resell	85,505	60,398	42,214

Total interest earning assets	12,881,557	13,144,805	12,091,453

Total assets	13,885,498	14,193,600	13,135,641

Deposits:
Non-interest bearing deposits	1,183,899	1,233,919	994,824
Interest bearing deposits:
Savings	388,448	392,690	362,014
Interest checking	435,975	482,905	374,372
Money market	5,699,117	5,627,660	5,504,250
Time open & C.D.’s of less than $100,000	1,755,471	1,715,038	1,920,874
Time open & C.D.’s of $100,000 and over	634,196	745,101	733,958

Total interest bearing deposits	8,913,207	8,963,394	8,895,468

Total deposits	10,097,106	10,197,313	9,890,292

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,812,998	1,947,207	1,301,735
Other borrowings	411,382	441,019	365,318

Total borrowings	2,224,380	2,388,226	1,667,053

Total interest bearing liabilities	11,137,587	11,351,620	10,562,521
Total stockholders’ equity	1,446,380	1,464,915	1,439,737
Net yield on interest earning assets (tax-equivalent basis)	3.95%	3.78%	4.19%

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2004

For the quarter ended March 31, 2004, net income amounted to $51.3 million, an increase of 8.7% over the 1st quarter of the previous year. The return on assets was 1.5% and the return on equity totaled 14.1%. For the quarter, the efficiency ratio amounted to 59.2%. The increase in net income over the 1st quarter of last year was the result of an increase of 15.2% in non-interest income and lower expenses, partially offset by a decrease in net interest income.

Balance Sheet Review
During the 1st quarter of 2004, average loans increased $128.9 million or 1.6% compared with the previous quarter, and were up $181.0 million or 2.3% compared to the same period last year. Compared to the 4th quarter of 2003, average business, construction, business real estate, personal banking and credit card loans grew by $48.5 million, $15.9 million, $11.0 million, $38.1 million and $13.6 million, respectively. As a result of lower levels of mortgage loan originations during the quarter, personal real estate loans declined by $5.0 million. Moderate growth in the economy this quarter helped increase loan demand for business and construction loans which grew a combined total of over $64 million. Business real estate loans continued to show modest growth, aided by the low interest rate environment. The increase in personal banking loans was the result of continued growth in home equity loans and growth in seasonal student loan activity.

Available for sale investment securities, excluding fair value adjustments, increased on average $163.3 million, or 3.5%, this quarter compared with the previous quarter; however, since December 31, 2003, the portfolio has increased $350.6 million. During the quarter, principal prepayments received on mortgage and asset-backed securities continued to slow to $195.2 million, down from $256.3 million in the previous quarter, reflecting lower mortgage refinancing activities affecting the industry. This reduction, combined with scheduled maturities of $163.8 million and investment securities sales of $141.5 million, lowered the portfolio by $500.5 million. New purchases of investment securities during the quarter totaled $838.2 million, and consisted mainly of U.S. government and agency ($346.9 million), mortgage-backed ($164.1 million) and asset-backed securities ($320.7 million). The sale of investment securities this quarter was mainly the result of the Company’s review of its portfolio and adjustment for such things as concentration, duration, interest rate risk, potential gains and other factors.

Total average deposits grew by $100.2 million, or 1.0% (4% annualized growth), during the 1st quarter compared to the 4th quarter of last year, and were up 3.1% compared to the same period last year. The increase over the 4th quarter of last year was the result of growth in certificates of deposit of $100,000 and over ($110.9 million), non-interest bearing demand deposits ($50.0 million), and interest checking ($46.9 million). This growth was offset by declines in money market deposits ($71.5 million) and certificates of deposit of less than $100,000 ($40.4 million).

During the 1st quarter of 2004, average borrowings increased $163.8 million over the previous quarter, primarily due to growth in federal funds purchased of $271.6 million, offset by a decrease in repurchase agreements of $137.4 million.

Net Interest Income
In the 1st quarter of 2004, net interest income amounted to $123.0 million, a decrease of approximately $4.5 million, or 3.5%, compared to the 4th quarter of last year, and lower by $1.2 million than the amount recorded in the 1st quarter of 2003. The net yield on earning assets decreased 17 basis points in the current quarter to 3.78%.

The decrease in net interest income in the 1st quarter of 2004 compared to the previous quarter was the result of fewer days in the quarter coupled with lower interest earned on investment securities, and lower rates earned on business and personal banking loans. Interest earned on the Company’s inflation-indexed treasury securities decreased $3.3 million in the current quarter compared with the 4th quarter 2003, as a result of a higher inflation index in the 4th quarter and sales of $115.3 million of these securities in the 1st quarter of 2004. Also, average rates declined on mortgage and asset-backed securities. Average rates earned on business and personal banking loans declined 13 and 18 basis points, respectively. In addition, the average balance of federal funds purchased increased during the quarter and added $655 thousand to interest expense.

The growth in average loans and investment securities over the previous quarter added $1.6 million and $1.9 million, respectively, to interest income in the 1st quarter of 2004. In addition, reductions of principal prepayments and maturities of mortgage and asset-backed securities helped to reduce premium amortization and increase net interest income during the quarter. Overall, interest expense on deposits decreased because of lower average rates, but was offset by slightly higher average balances. During the quarter, the overall yield on interest earning assets decreased 18 basis points to 4.57%, while the cost of interest bearing liabilities decreased 2 basis points to .91%.

Non-Interest Income
For the 1st quarter of 2004, total non-interest income amounted to $86.0 million compared with $74.6 million in the same quarter last year, an increase of

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2004

15.2%. This increase resulted from higher net securities gains and growth in deposit account, bank card and trust fees, but was offset by lower bond trading income. Deposit account fees in the 1st quarter grew by 18.8% over the same quarter last year as a result of an increase in overdraft fees and commercial cash management revenues. Bank card fees for the quarter increased by 12.7% over the same period last year, primarily as a result of strong growth in merchant interchange revenue (up 34.7%) and credit cardholder fees (up 14.2%), offset by slightly lower debit card transaction fees. Trust fees for the quarter also increased 11.3% compared to the same period last year. Other non-interest income for the quarter included a pre-tax gain of $2.3 million on the sale of $63.0 million of student loans, which was lower than the gain of $4.1 million recorded in the same quarter last year.

During the current quarter, net securities gains amounted to $9.0 million compared with net securities gains of $2.3 million in the same period last year, and occurred mainly as a result of sales of inflation-indexed treasury ($115.3 million) and mortgage-backed securities ($26.2 million).

Non-Interest Expense
Non-interest expense for the quarter amounted to $118.9 million, a decrease of 1.5% compared with $120.7 million recorded in the 1st quarter of last year. Non-interest expense was 1.8% higher compared to the 4th quarter of 2003.

Compared with the 1st quarter of last year, salaries decreased as a result of lower incentive payments and a reduction in temporary and contract labor. Benefits also were slightly lower mainly due to lower costs for the Company’s pension plan. Full-time equivalent employees totaled 4,847 and 5,013 at March 31, 2004 and 2003, respectively. Costs also declined for occupancy, equipment, and communications, while marketing and software costs both increased modestly. Other non-interest expense decreased 12.9% from the same quarter last year primarily due to decreases in operating losses and charitable contributions.

Income Taxes
The effective tax rate for the Company was 35.7% for the 1st quarter of 2004, compared with 29.3% in the 4th quarter of 2003 and 30.6% in the 1st quarter of 2003. As reported in the Company’s previously filed Annual Report on Form 10-K, the lower effective tax rates in the previous quarters resulted from the recognition of tax benefits recorded from various corporate reorganization initiatives. Additional tax benefits related to these initiatives will not be recognized into income until certain conditions are satisfied. It is projected that such conditions may be resolved as early as the 3rd quarter of 2004 relating to approximately $18.9 million of the remaining benefits.

Credit Quality
Net loan charge-offs for the 1st quarter of 2004 amounted to $12.4 million, compared with $8.5 million in the 4th quarter of 2003 and $9.0 million in the 1st quarter of 2003. The ratio of annualized net charge-offs to total average loans this quarter was .61%, compared with .46% in the same quarter last year and .42% in the 4th quarter of 2003. The increase in net charge-offs for the current quarter was mainly due to a $6.0 million charge-down of a large commercial loan due to the borrower filing bankruptcy during the quarter.

For the 1st quarter of 2004, net charge-offs on average credit card loans decreased to 3.60%, compared with 3.69% in the 1st quarter of last year. Also, personal loan charge-offs decreased this quarter and amounted to .42% of average personal loans compared to .56% in the same period last year. The provision for loan losses for the quarter totaled $10.3 million, up slightly from $10.0 million in the 1st quarter of last year, and down $752 thousand from the provision recorded in the 4th quarter of last year. The allowance for loan losses at March 31, 2004 amounted to $133.1 million, or 1.63% of total loans, and represented 400% of total non-performing loans.

Total non-performing assets amounted to $35.9 million, an increase of $2.2 million over the previous quarter, and amounted to .44% of loans. Non-performing assets are comprised of non-accrual loans ($33.3 million) and foreclosed real estate ($2.6 million). Loans past due more than 90 days and still accruing interest totaled $14.8 million at March 31, 2004.

Other
The Company maintains a treasury stock buyback program; and effective January 2004, was authorized by the Board of Directors to repurchase up to 3 million shares of its common stock. During the quarter ended March 31, 2004, the Company purchased 840,000 shares of treasury stock at an average cost of $49.27 per share.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, including estimates made on income taxes, expectations on the economy and other expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.